Exhibit 10.9

TRUST ACCOUNT AGREEMENT

This TRUST ACCOUNT AGREEMENT (the “Agreement”) is made as of January 17, 2008 by and between SAPPHIRE INDUSTRIALS CORP., a Delaware corporation (the “Company”), and MELLON BANK, N.A., a national banking association, as account agent (the “Account Agent”).

RECITALS:

WHEREAS, the Company’s Registration Statement on Form S-1, No. 333-146620 (“Registration Statement”), for its initial public offering of its units (“IPO”), each comprised of one share of common stock, par value $0.001 per share, and one warrant to purchase one share of common stock has been declared effective as of the date hereof by the Securities and Exchange Commission; and

WHEREAS, Citigroup Global Markets Inc. (“Citigroup”) is acting as the underwriter in the IPO pursuant to an underwriting agreement dated on or about the date hereof between the Company and Citigroup Global Markets Inc. (the “Underwriting Agreement”); and

WHEREAS, as described in the Company’s Registration Statement, and in accordance with the Company’s Amended and Restated Certificate of Incorporation, $799,650,000 of the net proceeds of the IPO and the proceeds of the sale to Lazard Funding Limited LLC of warrants to purchase shares of common stock (or $917,838,000 if the underwriter’s over-allotment option is exercised in full) will be delivered to the Account Agent (the “Account Property”) to be deposited and held in a trust account for the benefit of the Company, Citigroup and the holders of the Company’s common stock issued in the IPO as hereinafter provided (the stockholders for whose benefit the Account Agent shall hold the Account Property will be referred to as the “Public Stockholders,” and the Public Stockholders and the Company will be referred to together as the “Beneficiaries”); and

WHEREAS, pursuant to the Underwriting Agreement, a portion of the Account Property equal to $31,800,000 (or $36,888,000, if the underwriter’s over-allotment option is exercised in full or a pro rata portion thereof pursuant to the terms of the Underwriting Agreement if the underwriter’s over-allotment option is exercised in part, but not in full, prior to the time of its expiration) is attributable to deferred underwriting discounts and commissions that will become payable by the Company to Citigroup Global Markets Inc. upon the consummation of a Business Combination (the “Deferred Discount”); and

WHEREAS, the Company desires to enter into this Agreement to set forth the terms and conditions pursuant to which the Account Agent shall hold the Account Property;

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1. Appointment of Account Agent; Deposit of Account Property. The Account Agent is hereby instructed to establish a segregated trust account (Account Number 102-3482) (the “Trust Account”) at Mellon Bank, N.A. The Company shall cause the Account Property to be delivered to the Account Agent in connection with the closing of the IPO, and the Account Agent is hereby instructed to hold the Account Property in the Trust Account in accordance with this Agreement. The Account Agent shall acknowledge receipt of the Account Property.

Section 2. Investment by Account Agent. In a timely manner, upon the written instruction of the Company, the Account Agent shall invest and reinvest the Account Property in (a) a Mellon Bank, N.A. money market deposit account or (b) one or more money market funds for which The Dreyfus Corporation or any subsidiary or affiliate thereof serves as investment advisor, administrator, shareholder servicing agent, custodian or subcustodian, selected by the Company, which money market funds invest principally either in short-term securities issued or guaranteed by the United States having a rating in the highest investment category granted thereby by a recognized credit rating agency at the time of acquisition or in tax exempt municipal bonds issued by governmental entities located within the United States, and (c) upon written request of the Company, the Account Agent shall be required to (x) invest such requested amount directly in United States treasury bonds, bills or notes (“Treasuries”) identified by the Company and (y) sell, transfer or otherwise dispose of Treasuries identified by the Company, provided, that the amount of Treasuries held at any time may not exceed $10 million, notwithstanding that (i) The Dreyfus Corporation is an affiliate of the Account Agent, (ii) the Account Agent and any of its affiliates may charge, collect and retain for its own account fees and expenses from such funds for services rendered (provided that such charges, fees and expenses are on terms consistent with terms negotiated at arm’s length) and (iii) the Account Agent and any of its affiliates may charge, collect and retain for its own account fees and expenses for services rendered pursuant to this Agreement and for services rendered to the Company under other agreements, including without limitation for services as transfer agent, warrant agent or escrow agent, and may, in addition to such fees and expenses, earn other income relating to the Account Property. The Account Agent shall collect and receive in trust, when due, all principal and income arising from the Account Property, which shall become part of the Account Property, as such term is used herein.

Section 3. Distribution and Release of Account Property. The Account Agent shall commence liquidation of the Trust Account only after and as promptly as practicable after receipt of and only in accordance with the terms of a letter (a “Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its Chief Executive Officer, President or Chief Financial Officer, and complete the liquidation of the Trust Account and distribute the Account Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by the Account Agent by the date which is 24-months after the date of the final prospectus for the IPO (the “Last Date”), such date to be as set forth in a notice to be delivered to the Account Agent not more than five (5) business days following the consummation of the IPO, or a notice (an “Extension Notice”) stating that the time of termination has been extended (an “Extension”) by not more than twelve months following the Last Date (in which case the date set forth in such notice shall be deemed to be the Last Date for all subsequent purposes under this Agreement), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Stockholders of record as of the Last Date. In all cases, the Account Agent shall provide Citigroup Global Markets Inc. with a copy of any Termination Letters and/or any other correspondence that it receives with respect to any proposed withdrawal from the Trust Account promptly after it receives same. The Account Agent shall also disburse such funds from the Trust Account from time to time as may be necessary to pay in a timely manner any taxes incurred as a result of interest or other income earned on the Account Property or other tax obligations of the Company upon receipt and only in accordance with the terms of a letter (a “Tax Disbursement Letter”), in a form substantially similar to that attached hereto as Exhibit C, signed on behalf of the Company by its Chief Executive Officer, President or Chief Financial Officer, and complete the disbursement of funds from the Trust Account and distribute such funds only as directed in the Tax Disbursement Letter and the other documents referred to therein.

Section 4. Agreements and Covenants of Account Agent. The Account Agent hereby agrees and covenants to:

(a) Hold the Account Property in the Trust Account in trust in accordance with the terms of this Agreement;

(b) Manage, supervise and administer the Trust Account in accordance with the terms and conditions set forth herein;

(c) As promptly as practicable, notify the Company of all communications received by it with respect to any Account Property requiring action by the Company;

(d) As promptly as practicable, supply any necessary information or documents as may be reasonably requested by the Company in connection with the Company’s preparation of the tax returns for the Trust Account;

(e) Participate, at the Company’s cost and expense, in any plan or proceeding for protecting or enforcing any right or interest arising from the Account Property if, as and when instructed by the Company to do so;

(f) Render to the Company and to such other person as the Company may instruct, monthly written statements of the activities of and amounts in the Trust Account reflecting all receipts and disbursements of the Trust Account;

(g) Release to the Company each month the interest earned on the Account Property, provided, however, that the aggregate amount of all such distributions shall not exceed the lesser of (y) the aggregate amount of income actually received on amounts in the Trust Account less an amount equal to estimated taxes that are or will be due on such income at an assumed rate of 40% and (z) $6,000,000;

(h) Distribute, upon receipt of written notice from the Company, the Deferred Discount to Citibank Global Markets Inc.;

(i) The limited distributions referred to in Section 3 for tax obligations of the Company and Section 4(g) above shall be made only from interest collected on the Property. No distributions from the Trust Account shall be permitted except in accordance with Sections 3, 4(g), 4(h) and 4(j) hereof; and

(j) Distribute, upon receipt of an Extension Notice, to Public Stockholders who exercised their conversion rights in connection with an Extension an amount equal to the pro rata share of the Account Property relating to the shares for which such Public Stockholders have exercised conversion rights in connection with a vote of stockholders for an Extension.

Section 5. Agreements and Covenants of the Company. The Company hereby agrees and covenants to:

(a) Give all instructions and requests to the Account Agent hereunder in writing, signed by the Company’s Chief Executive Officer, President or Chief Financial Officer;

(b) Hold the Account Agent harmless and indemnify the Account Agent from and against, any and all costs, expenses, disbursements and advances, including reasonable counsel fees and disbursements, or loss or damage suffered by the Account Agent in connection with any action, suit or other proceeding brought against the Account Agent involving any claim or demand, or in connection with any claim or demand, that in any way arises out of or relates to this Agreement, the services of the Account Agent hereunder, the Account Property or any income earned from investment of the Account Property, except for costs, expenses, disbursements, advances, losses and damages resulting from the Account Agent’s gross negligence or willful misconduct (as determined by a final non-appealable order of a court of competent jurisdiction). Promptly after the receipt by the Account Agent of notice of demand or claim or the commencement of any action, suit or proceeding with respect to which the Account Agent intends to seek indemnification under this paragraph, it shall notify the Company in writing thereof (hereinafter referred to as the “Indemnified Claim”); provided, however, that any failure or delay of the Account Agent in giving such notice shall not relieve the Company of any of its obligations hereunder except to the extent the Company is actually prejudiced thereby, but only to the extent of such prejudice. The Company shall assume the defense of the Account Agent and pay any and all costs and expenses associated with any such action or proceeding, provided that the Account Agent consents to the Company’s selection of counsel, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, the Account Agent shall have the right to employ one (1) separate counsel in any such action or proceeding and participate in the investigation and defense thereof, and the Company shall pay the reasonable fees and expenses of such separate counsel but shall not be obligated to otherwise assume the defense of the Account Agent if the Account Agent is advised that (i) an actual conflict of interest exists by reason of common representation or (ii) there are legal defenses available to the Account Agent that are different from or are in addition to those available to the Company or if all parties commonly represented do not agree as to the action (or inaction) of counsel.

(c) Pay the Account Agent (i) an initial acceptance fee of $5,000, (ii) an annual fee of $3,500 and (iii) a transaction processing fee of $100 for each disbursement made pursuant to Section 3 and 4(g) hereof. The Company shall pay such acceptance fee and the first year’s annual fee to the Account Agent on the date hereof and thereafter shall pay each succeeding year’s annual fee in advance on each anniversary of the date hereof. Said transaction processing fees shall be deducted by the Account Agent from the disbursements made to the Company pursuant to Section 3 and 4(g) hereof. The Account Agent shall refund to the Company the annual fee (on a pro rata basis) with respect to any period after the liquidation of the Trust Account. The fees set forth in this Section 5(c) shall be in addition to, and shall not include, any fee referred to in Section 6(a) hereof (it being expressly understood that the Account Property, other than portions of the disbursements made pursuant to Section 4(g) hereof, shall not be used to make any payments to the Account Agent under this paragraph);

(d) Reimburse the Account Agent upon request for all reasonable costs, expenses, disbursements, and advances incurred or made by the Account Agent in implementing or enforcing any of the provisions of this Agreement (including without limitation any fees, expenses and disbursements of its counsel), except any such cost, expense, disbursement, or advance as may arise from the Account Agent’s gross negligence or willful misconduct, as determined by a final non-appealable order of a court of competent jurisdiction (it being expressly understood that the Account Property, other than portions of the disbursements made pursuant to Section 4(g), shall not be used to make any reimbursements to the Account Agent under this paragraph);

(e) In connection with any vote of the Company’s stockholders regarding a Business Combination or an Extension, provide to the Account Agent an affidavit or certificate of a firm regularly engaged in the business of soliciting proxies and/or tabulating stockholder votes (which firm may be the Account Agent) verifying the vote of the Company’s stockholders regarding such Business Combination or Extension;

(f) Include in any Extension Notice delivered to the Account Agent hereunder instructions for the distribution of funds to any Public Stockholders who exercised their conversion option in connection with an Extension;

(g) Within five (5) business days after Citigroup Global Markets Inc.’s over-allotment option (or any unexercised portion thereof) expires or is exercised in full, provide the Account Agent with a notice in writing (with a copy to Citigroup Global Markets Inc.) of the total amount of the Deferred Discount to be released to Citigroup Global Markets Inc. upon consummation of a Business Combination, which shall in no event be less than $31,800,000; and

(h) Within five (5) business days of the closing of the IPO, the Company shall provide the Account Agent with a notice setting forth the date of the final prospectus for the IPO and the Last Date.

Section 6. Limitations of Liability. The Account Agent shall have no responsibility or liability to:

(a) Institute any action, suit or other proceeding for the collection of any principal or income arising from, or institute, appear in or defend any action, suit or other proceeding of any kind with respect to, any of the Account Property unless and until it shall have received instructions from the Company given as provided herein to do so and the Company shall have advanced to it funds sufficient to pay any reasonable fees of the Account Agent and costs, expenses, disbursements and advances incident thereto (it being expressly understood that the Account Property, other than portions of the disbursements made pursuant to Section 4(g) hereof, shall not be used to make any payments to the Account Agent under this paragraph);

(b) Change the investment of any Account Property, other than in accordance with written instructions of the Company;

(c) Refund any depreciation or decline in principal of any Account Property invested in accordance with Section 2;

(d) Assume that the authority of any person designated by the Company to give instructions hereunder shall not be continuing unless provided otherwise in such designation, or unless the Company shall have delivered a written revocation of such authority to the Account Agent;

(e) Verify the correctness of the information set forth in the Registration Statement or to confirm or assure that any acquisition made by the Company or any other action taken by it is as contemplated by the Registration Statement or the Termination Letter; or

(f) Pay any taxes on behalf of the Trust Account; provided, that the foregoing shall not limit the obligation of the Account Agent to disburse proceeds for the payment of taxes in accordance with a Tax Disbursement Letter from the Company.

Section 7. Further Rights and Duties of the Account Agent.

(a) The Account Agent shall not be liable or responsible hereunder to anyone for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith, except for its own gross negligence or willful misconduct (as determined by a final non-appealable order of a court of competent jurisdiction).

(b) The Account Agent shall be obligated to perform only such duties as are expressly set forth in this Agreement. No implied covenants or obligations shall be inferred from this Agreement against the Account Agent, nor shall the Account Agent be bound by the provisions of any agreement between or among the Company, the Public Stockholders or any other person or entity beyond the specific terms hereof.

(c) The Account Agent may rely conclusively and shall be protected in acting upon any order, judgment, instruction, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by or who may be an employee of the Account Agent or one of its affiliates), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Account Agent, in good faith, to be genuine and to be signed or presented by the proper person or persons. The Account Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a written instrument delivered to the Account Agent signed on behalf of the Company by its Chief Executive Officer, President or Chief Financial Officer.

(d) At any time the Account Agent may request in writing an instruction in writing from the Company, and may at its own option include in such request the course of action it proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations hereunder. The Account Agent shall not be liable or responsible for acting without the Company’s consent in accordance with such a proposal on or after the date specified therein; provided, that the specified date shall be at least five (5) business days after the Company receives the Account Agent’s request for instructions and its proposed course of action; and provided, further, that, prior to so acting, the Account Agent has not received from the Company the written instructions so requested and the Account Agent’s actions are not inconsistent with the terms and conditions of this Agreement.

(e) In the event of ambiguity in the provisions governing the Account Property or uncertainty on the part of the Account Agent as to how to proceed, such that the Account Agent, in its sole and absolute judgment, deems it necessary for its protection so to do, the Account Agent may refrain from taking any action other than: (i) to retain custody of the Account Property deposited hereunder until it shall have received written instructions, which in the judgment of the Account Agent clarify the ambiguity, or (ii) to deposit the Account Property with a court of competent jurisdiction and thereupon to have no further duties or responsibilities in connection therewith.

(f) In no event shall the Account Agent be liable or responsible for special, punitive, incidental, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profits) irrespective of whether the Account Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(g) In no event shall the Account Agent be liable or responsible for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and widespread interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

(h) The recitals contained herein shall be taken as the statements of the Company, and the Account Agent assumes no liability or responsibility for their correctness.

(i) The Account Agent shall not have any liability for or be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Account Agent); nor shall it be liable or responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any other agreement (including without limitation the Company’s failure to provide the Account Agent with any written instructions or notices required to be provided by the Company to the Account Agent under this Agreement) or for determining the applicability of or whether the Company has complied with any federal or state “blue sky” or securities laws or any other applicable laws, all of which shall be the Company’s responsibility.

(j) The Company will from time to time perform, execute, acknowledge and deliver or cause to be delivered, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Account Agent for the carrying out or performing by the Account Agent of the provisions of this Agreement.

(k) No provision of this Agreement shall require the Account Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of its rights hereunder.

Section 8. Resignation of Account Agent.

(a) The Account Agent may resign by giving written notice to the Company. Such resignation shall take effect upon delivery of the Account Property, and all documentation relating thereto in possession of the Account Agent or its affiliates, to a successor Account Agent designated in writing by the Company, and the Account Agent shall thereupon be discharged from all obligations under this Agreement, and shall have no further duties or responsibilities in connection herewith.

(b) In the event the Account Agent fails to perform any of its obligations under this Agreement, the Company may remove the Account Agent upon written notice to the Account Agent. Such removal shall take effect upon delivery of the Account Property, and all documentation relating thereto in possession of the Account Agent or its affiliates, to a successor Account Agent designated in writing by the Company, and the Account Agent shall thereupon be discharged from all obligations under this Agreement, and shall have no further duties or responsibilities in connection herewith. The Account Agent shall deliver the Account Property, and all documentation relating thereto in possession of the Account Agent or its affiliates, without unreasonable delay after receiving the Company’s designation of a successor Account Agent.

(c) If after 30 days from the date of delivery of its written notice of intent to resign or of the Company’s notice of removal the Account Agent has not received a written designation of a successor Account Agent, the Account Agent’s sole responsibility shall be in its sole discretion either to retain custody of the Account Property without any obligation to invest or reinvest any such Account Property until it receives such designation, or to apply to a court of competent jurisdiction for appointment of a successor Account Agent and after such appointment to have no further duties or responsibilities in connection herewith.

(d) The Company shall, at its own expense, promptly notify each of the Public Stockholders of the resignation or removal of the Account Agent and of the designation of a successor Account Agent.

Section 9. Termination of Agreement.

(a) This Agreement shall terminate at such time that the Account Agent has completed the liquidation of the Trust Account in accordance with this Agreement, and distributed the Account Property in accordance with the provisions of the Termination Letter.

(b) Sections 5(b), 5(c) and 5(d), Section 6(a) and Sections 7(a), 7(f), 7(g), 7(i) and 7(k) shall survive the termination of this Agreement or any resignation or removal of the Account Agent.

Section 10. Miscellaneous.

(a) The Company and the Account Agent each acknowledge that the Account Agent will follow the security procedures set forth below with respect to funds transferred from the Trust Account. Upon receipt of written instructions, the Account Agent will confirm such instructions with an Authorized Individual at an Authorized Telephone Number listed on the attached Exhibit D. The Company and the Account Agent will each restrict access to confidential information relating to such security procedures to authorized persons. Each party must notify the other party immediately if it has reason to believe unauthorized persons may have obtained access to such information, or of any change in its authorized personnel. In executing funds transfers, the Account Agent will rely upon account numbers or other identifying numbers of a recipient, recipient’s bank or intermediary bank, rather than names.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to the conflict of law provisions thereof to the extent such provisions would require or permit the application of the laws of another jurisdiction. It may be executed in several counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

(c) This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. This Agreement or any provision hereof may only be changed, waived, amended or modified by a writing signed by each of the parties hereto; provided, that this Agreement may not be materially changed, waived, amended or modified without the consent of each of the Public Stockholders adversely affected thereby; provided, further, that this Agreement may not be amended in such a manner as to adversely affect the right of Citigroup Global Markets Inc. to receive the Deferred Discount without the written consent of Citigroup Global Markets Inc. As to any claim, cross-claim or counterclaim in any way relating to this Agreement, each party waives the right to trial by jury. For purposes of this Agreement, the Account Agent may rely on a list of Public Stockholders provided to it by the Company from time to time as to the identities of the Public Stockholders.

(d) The parties hereto consent to the exclusive jurisdiction and venue of any state or federal court located in the City of New York for purposes of resolving any disputes hereunder.

(e) Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by overnight delivery or similar private courier service, by first-class, certified mail (return receipt requested) postage prepaid, by hand delivery or by electronic or facsimile transmission:

if to the Account Agent, to:

Mellon Bank, N.A.

480 Washington Blvd., 29th Floor

Jersey City, NJ 07310

Facsimile No.: (201) 680-4610

Attention: Declan Denehan

if to the Company, to:

Sapphire Industrials Corp.

30 Rockefeller Plaza

62nd Floor

New York, New York 10020

Attention: Donald G. Drapkin

If to Citigroup Global Markets Inc., to:

Citigroup Global Markets Inc.

388 Greenwich St.

New York, NY 10013

Facsimile No: (212) 723-8871

Attention: David Spivak

(f) This Agreement may not be assigned by any party hereto without the prior written consent of the other and Citigroup Global Markets Inc., which consent shall not be unreasonably withheld; provided, however, that consent is not required for an assignment to an Affiliate of the Account Agent.

(g) Each of the Account Agent and the Company hereby represents that it has the full right and power and has been duly authorized to enter into this Agreement and to perform its respective obligations as contemplated hereunder.

(h) The Account Agent hereby consents to the inclusion of Mellon Bank, N.A. in the Registration Statement and other materials relating to the IPO.

(i) The Account Agent has no right, title, interest, or claim of any kind (“Claim”) in or to any monies or Account Property in the Trust Account, and hereby waives any Claim in or to any monies or Account Property in the Trust Account it may have in the future, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties have duly executed this Trust Account Agreement as of the date first written above.

SAPPHIRE INDUSTRIALS CORP.

By:	/s/ Donald G. Drapkin
Name:	Donald G. Drapkin
Title:	Chief Executive Officer and President

MELLON BANK, N.A., as Account Agent

By:	/s/ Declan Denehan
Name:	Declan Denehan
Title:	SVP

Signature Page

EXHIBIT A

[Company Letterhead]

[Insert date]

Mellon Bank, N.A., as Account Agent

480 Washington Blvd., 29th Floor

Jersey City, NJ 07310

Attention: Declan Denehan

Re:	Trust Account No. 102-3482

Termination Letter

Gentlemen:

Pursuant to Section 3 of the Trust Account Agreement between Sapphire Industrials Corp. (“Company”) and Mellon Bank, N.A. (“Account Agent”), dated as of January 17, 2008 (“Trust Account Agreement”), this is to advise you that the Company has entered into an agreement (“Business Agreement”) with                              (“Target Business”) to consummate a business combination with the Target Business (“Business Combination”) on or about [insert date]. The Company shall notify you at least two business days in advance of the actual date of the consummation of the Business Combination (“Consummation Date”). Capitalized terms used and not defined herein shall have their respective meanings set forth in the Trust Account Agreement.

In accordance with the terms of the Trust Account Agreement, we hereby authorize you to commence liquidation of the Trust Account to the effect that, on the Consummation Date, all of funds held in the Trust Account will be immediately available for transfer to the account or accounts that the Company shall direct on the Consummation Date.

On the Consummation Date, (i) the Company shall deliver to you written notification that the Business Combination has been consummated, (ii) the Company shall deliver to you written instructions with respect to the transfer of the funds held in the Trust Account, including such instructions as may be necessary to ensure compliance with any applicable law relating to the treatment of the proceeds of the IPO, including without limitation any law which requires notice to any governmental entity with respect to the release of the Account Property from the Trust Account (“Instruction Letter”), and (iii) Citigroup Global Markets Inc. shall deliver to you written instructions for delivery of the Deferred Discount. The Instruction Letter shall include instructions for the distribution of funds to any Public Stockholders (as defined in the Trust Account Agreement) who exercised their conversion option in connection with a Business Combination. You are hereby directed and authorized to transfer the funds held in the Trust Account on the Consummation Date upon your receipt of the Instruction Letter, in accordance with the terms of the Instruction Letter. In the event that certain deposits or investments held in the Trust Account may not be liquidated by the Consummation Date without penalty, you will notify the Company of the same and the Company shall direct you as to whether such funds should remain in the Trust Account and be distributed after the Consummation Date to the Company. Upon the distribution of all the funds in the Trust Account pursuant to the terms hereof, the Trust Account Agreement shall be terminated and the Trust Account closed.

In the event that the Business Combination is not consummated on the Consummation Date described in the notice thereof and (b) we have not notified you on or before the original Consummation Date of a new Consummation Date, then the funds held in the Trust Account shall be reinvested as provided in the Trust Account Agreement on the business day immediately following the Consummation Date as set forth in the notice.

Very truly yours,

SAPPHIRE INDUSTRIALS CORP.

By:

cc:	Citigroup Global Markets Inc.

EXHIBIT B

[Company Letterhead]

[Insert date]

Mellon Bank, N.A., as Account Agent

480 Washington Blvd., 29th Floor

Jersey City, NJ 07310

Attention: Declan Denehan

Re:	Trust Account No. 102-3482

Termination Letter

Gentlemen:

Pursuant to Section 3 of the Trust Account Agreement between Sapphire Industrials Corp. (“Company”) and Mellon Bank, N.A. (“Account Agent”), dated as of January 17, 2008 (“Trust Account Agreement”), this is to advise you that Company has been unable to effect a Business Combination with a target business within the time specified in the Company’s Amended and Restated Certificate of Incorporation, as described in the Company’s prospectus relating to its initial public offering, and the Company is proceeding to dissolve and liquidate.

In accordance with the terms of the Trust Account Agreement, we hereby authorize you to commence liquidation of the Trust Account as promptly as practicable to the Public Stockholders (as defined in the Trust Account Agreement) of record as of the Last Date (as defined in the Trust Account Agreement). Not more than five (5) business days following the Last Date, the Company will deliver to you a list of the Public Stockholders of record as of the Last Date. You will notify the Company in writing as to when all of the funds in the Trust Account will be available for immediate transfer (“Transfer Date”). You shall commence distribution of such funds in accordance with the terms of the Trust Account Agreement and you shall oversee the distribution of the funds. Upon the payment of all the funds in the Trust Account, the Trust Account Agreement shall be terminated and the Trust Account closed.

Very truly yours,

SAPPHIRE INDUSTRIALS CORP.

By:

cc:	Citigroup Global Markets Inc.

EXHIBIT C

[Company Letterhead]

[Insert date]

Mellon Bank, N.A., as Account Agent

480 Washington Blvd., 29th Floor

Jersey City, NJ 07310

Attention: Declan Denehan

Re:	Trust Account No. 102-3482

Tax Disbursement Letter

Gentlemen:

Pursuant to Section 3 of the Trust Account Agreement between Sapphire Industrials Corp. (“Company”) and Mellon Bank, N.A. (“Account Agent”), dated as of January 17, 2008 (“Trust Account Agreement”), this is to advise you that the Company hereby requests that you deliver to the Company a total of $                     of the income earned on the Account Property (as defined in the Trust Account Agreement) as of the date hereof. The Company needs such funds to pay for the tax obligations as set forth on the attached tax return or statement.

In accordance with the terms of the Trust Agreement, we hereby authorize you to distribute from the Trust Account such funds, in such amounts and to such payees as indicated on the Schedule of Tax Payments attached hereto as Schedule 1.

Very truly yours,

SAPPHIRE INDUSTRIALS CORP.

By:

SCHEDULE 1

SCHEDULE OF TAX PAYMENTS

[Payee]

Payment Date:
Amount:
Address:

[Payee]

Payment Date:
Amount:
Address:

[Payee]

Payment Date:
Amount:
Address:

EXHIBIT D

AUTHORIZED INDIVIDUAL(S) FOR TELEPHONE CALL BACK	AUTHORIZED TELEPHONE NUMBER(S)

Company:

Sapphire Industrials Corp. 30 Rockefeller Plaza 62nd Floor New York, New York 10020 Attention: Donald G. Drapkin

Account Agent:

Mellon Bank, N.A.
[Address]

Attention: